LBFoster
415 Holiday Drive
Pittsburgh, PA  15220

January 23, 2012

Stan L. Hasselbusch
c/o L. B. Foster Company
415 Holiday Drive
Pittsburgh, PA  15220

Re:           Resignation and Consulting Agreement

Dear Stan:

First of all, on behalf of all of L. B. Foster Company’s directors, and shareholders, I want to say thank you for your many years of productive and successful leadership and service to the Company.  Under your direction revenues and profits have dramatically expanded while the company’s operational effectiveness has steadily improved. The resulting increase in shareholder value has strengthened the company and benefited customers, shareholders, officers, and directors. We are especially grateful for your skillful leadership during the recent acquisition and integration of Portec’s assets into L. B. Foster. We are proud to have been associated with you and your administration and wish you well in your retirement. We are also grateful that, in the future, you will be available to consult with the Board and the CEO on an as needed basis.

This letter will (i) confirm acceptance of your resignation and retirement as a member of the Board and as President and CEO of the Company and any related positions with any of the Company’s subsidiaries effective February 1, 2012 and (ii) set forth the terms on which you agree to continue to provide assistance to the Company on an as-needed consulting basis.

Please keep in mind that your obligations under the Confidentiality, Intellectual Property and Non-Compete Agreement between you and the Company dated April 12, 2007 (the “NDA”) continue after your retirement and during the time that you provide consulting advice to the Company.  In addition, please be aware that even though you cease to be an officer and director as of February 1, 2012, you still have certain obligations under the SEC’s rules and regulations relating to trading in Company securities.  If you have any questions about these obligations, please feel free to contact the Company’s General Counsel.

The following are the terms of your consulting arrangement with the Company:  (i) from February 1, 2012 until February 1, 2013 (the “Term”), you agree to be available at mutually convenient times with reasonable advance notice to assist the Board or the CEO with various matters commensurate with activities performed by you prior to your retirement; (ii) you will be paid $15,000 per month during the Term; (iii) you will be an independent contractor and not an employee and as such will be responsible for all taxes due on payments received; (iv) you agree that the total hours worked during the Term will not exceed 300 hours without mutual agreement and that you will be responsible for providing monthly reports of hours worked; (v) any time in excess of 300 hours during the Term must be mutually agreed to and shall be charged at a rate of $600/hour; (vi) if the Company requests any work to be done after the Term, it shall be at your discretion, acting reasonably, and shall be charged at a rate of $600/hour; and (vii) the Company will provide medical insurance for you and your family (consistent with the programs then maintained by the Company for its senior executives) until January 31, 2013 (or until your death, if earlier).

This letter agreement is legally binding on the parties hereto and supersedes all prior or contemporaneous writings or discussions concerning the matters contemplated by this letter agreement.  This letter agreement and the NDA are the sole and exclusive statements of the agreement between the parties hereto.  The provisions of this letter agreement and the NDA will continue in effect until expiration by their respective terms, or until amended or terminated by mutual agreement of the parties hereto, whichever occurs first.

If the foregoing accurately sets forth our agreement, please so indicate below.

Very truly yours,

                    /s/ William H. Rackoff
William H. Rackoff
Chair of the Compensation Committee

AGREED AND ACCEPTED ON
THIS 23rd DAY OF JANUARY, 2012.

/s/ Stan L. Hasselbusch
Stan L. Hasselbusch